Exhibit 3.1.2

RESTATED CERTIFICATE OF INCORPORATION

OF

WEST COAST REALTY INVESTORS, INC.

The following is the Restated Certificate of Incorporation (“Certificate”) of WEST COAST REALTY INVESTORS, INC. (the “Corporation”), originally incorporated as ASSOCIATED PLANNERS REALTY INVESTORS, INC., the name of which was subsequently changed to WEST COAST REALTY INVESTORS, INC. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 26, 1989.

This Certificate was duly adopted by the board of directors of the Corporation (the “Board”) in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation as heretofore amended is hereby amended and restated to read in its entirety as follows.

Article 1

Name

The name of the Corporation is WEST COAST REALTY INVESTORS, INC.

Article 2

Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 229 South State Street, City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

Article 3

Purpose

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article 4

Authorized Capital; Reverse Stock Split

4.1. Authorized Capital.

4.1.1 The total number of shares of capital stock that the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares of common stock, par value $.01 per share (the “Common Stock”), or $150,000 par value in the aggregate.

4.1.2 Except as may otherwise be provided in this Restated Certificate of Incorporation (this “Certificate”) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

4.1.3 The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

4.2. Reverse Stock Split.

4.2.1 Effective as of the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-three reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each three shares of common stock, par value $.01 per share (“Old Common Stock”), outstanding and held of record by each stockholder of the Corporation immediately before the Effective Time and each such share of Old Common Stock held in the treasury of the Corporation immediately before the Effective Time shall (a) be reclassified and combined into one share of Common Stock (as defined in Section 4.1.1(a) above), automatically and without any action by the holder thereof upon the Effective Time, and (b) shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by three times the then Market Price of the Old Common Stock as defined below.

4.2.2 Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

Article 5

Rights and Restrictions of Common Stock

5.1. Restrictions on Transfer to Preserve Tax Benefit.

5.1.1 Definitions. For the purposes of this Article 5, the following terms shall have the following meanings:

”Beneficial Ownership” shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

”Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

”Common Stock” shall mean the $.01 par value common stock issued by the Corporation.

”Constructive Ownership” shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

”Excluded Holder” shall mean Allen K. Meredith (and/or any Person who is a Beneficial Owner of shares as a result of the Beneficial Ownership of shares by Mr. Meredith).

”Excluded Holder Limit” shall mean 29% of the outstanding shares of the Common Stock. For purposes of determining the Excluded Holder Limit, the amount of shares of Common Stock outstanding at the time of the determination shall be deemed to include the maximum number of shares that the Excluded Holder may Beneficially Own with respect to options issued pursuant to an option plan, but shall not include shares that may be Beneficially Owned solely by other Persons upon the exercise of options.

”Market Price” shall mean the last reported sales price reported on the American Stock Exchange on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the American Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

”Ownership Limit” shall initially mean five percent (5.0%) (in value or in number of shares, whichever is more restrictive) of the outstanding Common Stock, provided that after any adjustment as set forth in Sections 5.1.8 and 5.1.9, shall mean such greater percentage of the outstanding Common Stock as so adjusted, provided that the Board of Directors may, in its discretion, adjust the Ownership Limit of any Person provided that after such adjustment, the Ownership Limit of all other persons shall be adjusted such that in no event may any five Persons Beneficially Own more than 49% of the Common Stock.

”Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participates in a public offering of the Common Stock for a period of 25 days following the purchase by such underwriter of the Common Stock.

”Redemption Price” shall mean the price at which the Corporation shall be entitled to redeem shares of Common Stock which shall equal the lesser of (a) the price per share to be paid in the transaction which if effective would cause the Ownership Limit of the transferee to be violated or in the case of a gift, the Market Price of the shares of Common Stock as of the date of the gift; or (b) the Market Price of the shares of Common Stock on the date the Corporation calls such shares for redemption.

”REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

”Restriction Termination Date” shall mean the day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, and only after the stockholders of the Corporation have approved the discontinuation of the Corporation to qualify as a REIT by the affirmative vote of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon at a meeting of stockholders called for that purpose.

”Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of such Common Stock or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

5.1.2 Restriction on Transfers. Subject to the provisions of Sections 5.1.8 and 5.1.9:

(a) Prior to the Restriction Termination Date, no Person (other than the Excluded Holder) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, and no Person (other than the Excluded Holder) shall Constructively Own shares of Common Stock in excess of 5.0% of the outstanding Common Stock.

(b) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than the Excluded Holder) Beneficially Owning Common Stock in excess of the

Ownership Limit or would result in the Excluded Holder Beneficially Owning Common Stock in excess of the Excluded Holder Limit shall be void ab initio as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit or Excluded Holder Limit, as applicable; and the intended transferee shall acquire no rights in such shares of Common Stock.

(c) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than the Excluded Holder) Constructively Owning Common Stock in excess of 5.0% of the outstanding Common Stock or would result in the Excluded Holder Beneficially Owning Common Stock in excess of 29.0% of the outstanding Common Stock shall be void ab initio as to the Transfer of such shares of Common Stock which would be otherwise Constructively Owned by such Person in excess of such amount; and the intended transferee shall acquire no rights in such shares of Common Stock.

(d) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock.

5.1.3 Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.1.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Common Stock in violation of Section 5.1.2, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation, instituting proceedings to enjoin such Transfer or redeeming the shares of Common Stock purported to be transferred for an amount equal to their Redemption Price.

5.1.4 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Common Stock in violation of Section 5.1.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

5.1.5 Owners Required To Provide Information. Prior to the Restriction Termination Date,

(a) every Beneficial Owner of more than 5% (or such other percentage, between 1/2 of 1% and 5%, as provided in the Code) of the outstanding Common Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Common Stock Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

5.1.6 Remedies Not Limited. Subject to the provisions of Section 5.1.12, nothing contained in this Article 5 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

5.1.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 5, including any definition contained in Section 5.1.1, the Board of Directors shall have the power to determine the application of the provisions of this Article 5 with respect to any situation based on the facts known to it.

5.1.8 Modification of Ownership Limit. Subject to the limitations provided in Section 5.1.9, the Board of Directors may from time to time adjust the Ownership Limit with regard to any Person.

5.1.9 Limitations on Modifications.

(a) If the Ownership Limit of any Person shall be increased, the Ownership Limit of all other Persons shall be adjusted such that no five Persons Beneficially Own in excess of 49% of the Common Stock.

(b) Prior to the modification of any Ownership Limit pursuant to Sections 5.1.8 or 5.1.10, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertaking or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

5.1.10 Exceptions.

(a) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limits if such Person is not an individual for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such Common Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in the redemption of such Common Stock in accordance with this Article 5.

(b) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the limitation on a Person Constructively Owning shares of Common Stock in excess of 5.0% of the outstanding Common Stock if such Person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 5.0% interest (as set forth in Section 856(d)(2)(B)), in a tenant of the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in the exemption of such shares of Common Stock in excess of 5.0% of the outstanding Common Stock in accordance with this Article 5.

5.1.11 Termination of REIT Status. The Corporation shall maintain its status as a REIT until such time as the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, and after the stockholders of the Corporation have approved the discontinuation of the Corporation to qualify as a REIT by the affirmative vote of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon at a meeting of stockholders called for that purpose.

5.1.12 Stock Exchange Transactions. Nothing in this Article 5 shall preclude the settlement of any transaction entered into through the facilities of any United States or foreign securities exchange or quotation system on which the stock of the Corporation is listed or admitted to trading. The fact that the settlement of any transaction may occur shall not negate the effect of any other provision of this Article 5 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 5.

5.2. Legends for Common Stock Certificates. Each certificate for Common Stock shall bear the following legend:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. NO PERSON MAY BENEFICIALLY OWN SHARES OF COMMON STOCK IN EXCESS OF 5.0% (OR SUCH OTHER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION, AND NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN EXCESS OF THE ABOVE LIMITATIONS. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. ANY TRANSFER WHICH IF EFFECTIVE WOULD CAUSE ANY PERSON TO BENEFICIALLY OWN MORE THAN 5.0% OFTHE OUTSTANDING COMMON STOCK OF THE CORPORATION (OR SUCH OTHER LIMITS AS THE BOARD OF DIRECTORS OF THE CORPORATION SHALL DETERMINE) SHALL BE VOID AB INITIO. AMONG OTHER THINGS, IF THE BOARD OF DIRECTORS DETERMINES THAT A PURPORTED TRANSFER, IF EFFECTIVE, WOULD VIOLATE THE FOREGOING RESTRICTIONS, THE PURPORTED TRANSFEREE OF SUCH SHARES SHALL BE DEEMED TO HAVE GRANTED AN OPTION TO THE CORPORATION TO REDEEM SUCH SHARES AT A PRICE EQUAL TO THE LESSER OF: (i) THE PRICE TO BE PAID IN THE TRANSACTION WHICH, IF EFFECTIVE, WOULD VIOLATE THE FOREGOING LIMITATIONS; OR (ii) THE FAIR MARKET VALUE OF SUCH SHARES AS OF THE DATE OF EXERCISE OF SUCH OPTION. ALL TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY MAY BE AUTOMATICALLY REDEEMED.”

5.3 Severability. If any provision of this Article 5 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Article 6

Term

The corporation is to have perpetual existence.

Article 7

Board of Directors

7.1 In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, amend or repeal the Bylaws of the Corporation and to authorize and cause to be executed, mortgages and liens upon the property and franchises of the Corporation. The stockholders of the Corporation may also from time to time make, amend or repeal the Bylaws of the Corporation by an affirmative vote of a majority of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7.2 The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be not less than three nor more than ten, with the then-authorized number of directors being fixed from time to time by the Board.

7.3 The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the Effective Time; Class II directors shall initially serve until the second annual meeting of stockholders following the Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

7.4 Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

7.5 Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article 8

Place of Meetings; Election of Directors; and Special Meetings

The stockholders and directors shall have the power to hold their meetings and to keep the books, documents, and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise may be required by the laws of Delaware. Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Special meetings of the stockholders for any purpose may be called at any time only by the written request of the Board, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation. Such request shall state the purpose or purposes of the proposed meeting.

Article 9

Limitation of Liability

To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article 10

Stockholder Action By Consent

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Article 11

Right to Amend

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, WEST COAST REALTY INVESTORS, INC. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Allen K. Meredith, its President, Chief Executive Officer and Chairman of the Board, this 15th day of November, 2002.

/s/ /S/ ALLEN K. MEREDITH
Allen K. Meredith, President, Chief Executive
Officer and Chairman of the Board